EXHIBIT 99.1

Script

Slide 1 — Title

Good afternoon and welcome to the First Charter Conference Call. Today, we will be discussing our earnings results as outlined in our January 15th earnings release, as well as management’s projections for 2002.

I am Bob Bratton, Chief Financial Officer of First Charter Corporation. With me today are Lawrence Kimbrough, President and Chief Executive Officer, Bob James, Executive Vice President of Sales & Marketing, Tom McFarland, Executive Vice President of Information Technology & Operations, and Steve Rownd, Executive Vice President of Risk Management.

The slides referred to during this call are available at our website www.FirstCharter.com under our Shareholder Information section.

The next slide outlines our Forward Looking Statements Disclosure.

Slide 2 — Forward Looking Statements

As noted in this forward looking disclosure, we will be discussing current results and forward looking projections including statements relating to the earnings outlook of First Charter. As we have outlined in this disclosure, there are several issues which may cause these projections to vary from actual results.

Next we will look at the Outline of Today’s Conference Call.

Slide 3 — Conference Call Outline

This Call will be conducted in three phases. The first phase will discuss our results of operations for the fourth quarter of 2001 and the year to date results. The second phase will discuss our outlook for 2002. The last phase will consist of a Question and Answer session.

Now, let’s move into the discussions of our fourth quarter results.

Slide 4 — Fourth Quarter 2001 Results

First Charter recognized earnings of 26 cents per share during the fourth quarter of 2001. These results were at the top of the range we projected during our October 10th 2001 Conference Call and met the analysts consensus estimates. Additionally, First Charter recognized earnings of 1.12 cents per share for the year ended December 31st 2001.

As you compare our results to the prior year periods, please take note that our merger with Carolina First BancShares, Inc. was consummated on April 4th 2000. During the second quarter of 2000, a total of $16.3 million in pre-tax charges were taken as restructuring charges and merger-related expenses, or 39 cents per share after-tax.

Next, we will review our balance sheet growth year to date.

Slide 5 — Loan Portfolio

The current economic conditions have caused First Charter to experience a softening of loan demand during 2001. This graph presents our total loan portfolio balance for the last five quarters. Please note that these figures have been adjusted to remove the effect of the $167 million of mortgage loans which were securitized and moved to our securities available for sale account in February of 2001. This was previously disclosed in our April 18th 2001 Conference Call.

As noted on the graph, we have experienced modest loan run-off during the fourth quarter of 2001; however, total loans are down just 2% from their adjusted fourth quarter of 2000 levels.

Since the beginning of 2001, commercial loans have experienced several large scheduled payoffs. In addition, we have been very selective in seeking new opportunities in this economic environment. As a result, commercial loans are below December 31st 2000 levels.

The real estate loan portfolio, adjusted for the loan securitization, had net payoffs during the fourth quarter and year to date of $10.4 million and $75.1 million, respectively. These payoffs were primarily attributable to home mortgage refinancing.

Consumer loan growth has been very strong during 2001. Year to date, home equity and installment loans have increased $66.7 million or 23 percent.

Now, let’s turn our attention to the growth in our Investments Portfolio.

Slide 6 — Investment Portfolio

As we have previously announced, we have been increasing the investment portfolio to add earning assets to offset the lack of loan growth. While this action has helped to grow net interest income, it has contributed to some of the compression on the net interest margin.

This graph presents our total investment portfolio balance for the last five quarters. Please note that these figures have been adjusted to reflect the effects of the $167 million mortgage loan securitization discussed earlier. As of the fourth quarter of 2001, the adjusted total investment portfolio increased by $469 million over the fourth quarter of 2000.

Next, we will review the growth we have experienced in Deposits.

Slide 7 — Deposits

This graph presents our quarterly deposit balances for the last five quarters. We have been very pleased with our deposit growth for the year. Since December 31st 2000, total deposits have grown by $165 million or 8 percent.

Our growth in deposits has occurred in our demand, money market, and certificate of deposit categories. These increases have been the result of our continued emphasis on developing and increasing our relationships with our clients.

Now let us discuss our Asset Quality.

Slide 8 — Management of Asset Quality

Nonaccrual loans have decreased to $23.8 million from $26.5 million at September 30, 2001. The decrease is primarily attributable to the transfer of one large commercial relationship from nonaccrual status to other real estate as such loan was foreclosed on during the fourth quarter of 2001 as well as one commercial relationship which was repaid. During the fourth quarter of 2001, other real estate increased to $8.0 million from $3.1 million at September 30, 2001 due to the large commercial relationship noted above. Total nonperforming assets at December 31,

2001 increased to $31.9 million as compared to $29.6 million at December 31, 2000. As a percentage of total assets, nonperforming assets have decreased to 0.96 percent at December 31, 2001 compared to 1.01 percent at December 31, 2000.

Year to date net loan charge-offs increased to 33 basis points of average loans as compared to 20 basis points of average loans during the prior year. The year to date increase in net loan charge-offs was attributable to $2.5 million of charge-offs associated with two large commercial relationships which were written down during the fourth quarter of 2001. Excluding these two significant charge-offs, our net charge-offs would have been 21 basis points of average loans for the year. At December 31, 2001 the allowance for loan losses as a percentage of gross loans was equal to the December 31, 2000 level of 1.32 percent and decreased from the September 30, 2001 level of 1.42 percent. The decrease in this ratio during the fourth quarter was attributable to the aforementioned charge-offs which were previously provided for in the allowance for loan losses. During the first quarter of 2001, this ratio was also affected by the mortgage loan securitization which reduced loan balances and resulted in the removal of the allowance for loan losses associated with these loans. Management continues to monitor the adequacy of the allowance for loan losses and considers the allowance to be adequate as of December 31, 2001.

Now, we will discuss the year to date actions of the Federal Reserve and its effect on our Net Interest Margin.

Slide 9 — Historical Fed Funds

This graph shows changes in the fed funds rate from February 3rd 2000 to the most recent reduction effective December 11th 2001.

Since the first of the year, the Federal Reserve has cut interest rates eleven times for a total of 475 basis points, which has impacted the prime rate of interest by a comparable amount. The effect of these rate cuts has been a compression of our net interest margin because of our asset sensitivity.

The next graph outlines our historical net interest margin over the last five quarters.

Slide 10 — Net Interest Margin

As the Federal Reserve has aggressively cut interest rates, approximately $900 million in rate sensitive loans re-priced with each rate cut. Due to our asset sensitivity and the addition of lower yielding securities, our net interest margin has decreased from 4.17% at December 31st 2000 to 3.62% at December 31st 2001. Any further rate cuts by the Federal Reserve will continue to place pressure on the net interest margin.

Next, we will discuss our increases in Noninterest Income.

Slide 11 — Noninterest Income

We are very pleased with our growth in noninterest income. Noninterest income for the fourth quarter of 2001 increased 44% over the fourth quarter of 2000. Noninterest income year to date increased 26% over the 2000 levels. These increases were the result of First Charter’s on-going emphasis on this portion of our revenue stream. We have specifically seen increases in our service charge, insurance and trading income. Premiums earned on written covered call options on fixed income securities accounts for a majority of our trading income.

The declining rate environment has provided increased mortgage loan origination volume. This has resulted in additional loan sales to the secondary market and increases in related mortgage fee income.

Now, we will turn our focus to noninterest expense.

Slide 12 — Noninterest Expense

Noninterest expense year to date increased 15% over the same period in 2000 as adjusted to remove the effects of the $16.3 million restructuring charges and merger-related expenses related to the Carolina First BancShares, Inc. merger which was effective in April of 2000. Noninterest expense for the fourth quarter increased 27% over the fourth quarter of 2000. These increases were primarily attributable investments in people and technology to position First Charter to better serve our existing and future clients, an increase in professional services related to costs associated with tax planning strategies, an increase in occupancy and equipment expense as a result of the move into the new First Charter Center, and operating costs associated with the four financial centers acquired during the fourth quarter of 2000.

Slide 13 — Conference Call Outline

We will now review our forecasts for 2002.

Slide 14 — Economic Forecast

We believe the Federal Reserve is close to or has completed its year-long reduction in interest rates.

This low interest rate environment should foster increased economic activity, however, we do not see any significant inflationary pressures and therefore believe short term rates will remain relatively unchanged.

Slide 15 — Balance Sheet Growth

Our goal is to increase our share of the market and hence have established what we believe to be aggressive but attainable balance sheet goals.

The Charlotte MSA continues to experience net in migration which should present balance sheet growth opportunities.

Our anticipated loan growth is focused on continuing to grow our consumer portfolio. We are encouraged by our 23% growth in 2001.

In addition, low rates and improving economic activity should present commercial loan opportunities.

Deposits should continue to grow as individuals and businesses liquify their balance sheets.

Our growth forecast includes a strategy to take advantage of customer turmoil caused by mergers in our market place.

Slide 16 — Net Interest Margin Forecast

Assuming the Federal Reserve has completed its reduction of interest rates and short term rates remain unchanged, we believe our net interest margin will be in a range from 3.60 percent to 3.70 percent.

Certificates of deposit represent approximately 41% of our funding and should reprice downward, however, assets added during this flat interest rate environment will go on the books at yields below the current weighted average levels.

Should interest rates rise, First Charter would have an opportunity to see its margin widen because it is asset sensitive.

Slide 17 — Noninterest Income Forecast

We anticipate noninterest income growth of 6 to 7 percent excluding securities and trading gains.

A recent product introduction and anticipated service charge changes should continue to provide positive results to our service charge income.

We anticipate renewed growth in trust and brokerage income as we add additional full time commissioned personnel.

Our wholly owned subsidiary, First Charter Insurance Services will continue to enjoy the anticipated increases in revenues as rates firm and cross sell opportunities continue.

We will continue the active management of our securities portfolio and while we do not expect the same income opportunities we experienced in 2001, we are including approximately $1.0 million in securities gains and $1.2 million from the continuation of covered call writing.

Slide 18 — Noninterest Expense Forecast

First Charter has spent the past two years repositioning our company from the accumulation of five small community banks into a company equipped to meet the needs and challenges of a multi-billion dollar financial institution. This repositioning has not come without a financial impact. During 2001, our move to the First Charter Center and our conversion to a new core operating system resulted in a partial year financial impact. The full impact will be experienced in 2002. First Charter also made significant strides in 2001 to build the necessary infrastructure of human resources. While First Charter will continue to address improvement processes during 2002, we believe the majority of our repositioning is reflected in the current year projected non interest expense.

In the normal course of business First Charter will evaluate and implement tax planning strategies. We anticipate a reduction in our effective tax rate to approximately 27%.

Slide 19 — Earnings per Share Forecast

Based upon the issues and forecasts we have discussed, we anticipate that our first quarter 2002 earnings to be between 24 and 26 cents per share. Additionally, we anticipate earnings for the year to be between 1 dollar and 25 cents and 1 dollar and 28 cents for 2002.

This completes the second phase of our call.

Slide 20 — Conference Call Outline

Before we begin the final phase of the call, we would like to thank everyone for their interest in First Charter and remind everyone of the disclosure limitations under Regulation FD. Operator, we are now ready to begin our Q&A Session.

Slide 21 — Picture and Logo